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                                                                    Exhibit 10.3

                              COMPENSATION PROGRAM
                            FOR NONEMPLOYEE DIRECTORS

a. Each director continuing in office after the Annual Meeting of Shareholders, effective as of the day of the Annual Meeting, shall be granted the right and option to purchase up to 2,000 shares of Common Stock of Air Products and Chemicals, Inc. under the Stock Option Program for Directors (formerly the Stock Option Plan for Directors) which is provided under the Air Products and Chemicals, Inc. Long-Term Incentive Plan (the "Plan").

b. Each director shall be paid an annual retainer of $37,000 for serving as a member of the Board of Directors and any Board Committee(s), which retainer shall be payable in quarterly installments. Fifty percent of this retainer will be paid by the Company in the form of a credit to the directors' Air Products Stock Account under the Deferred Compensation Program for Directors (formerly the Deferred Compensation Plan for Directors) and converted to deferred stock units under the Plan.

c. Each director who serves as the Chairman of a Board Committee shall be paid an additional annual retainer of $5,000, which retainer shall be payable in quarterly installments.

d. Each director shall be paid a meeting fee of $1,250 per meeting attended.*/

e. One thousand one hundred deferred stock units shall be credited under the Plan's Air Products Stock Account (i) effective as of the date the director first serves on the Board, and (ii) annually, notwithstanding the date of first
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         service, for directors continuing in office after the Annual Meeting of
         Shareholders effective as of the day of the Annual Meeting.

f. Directors shall be reimbursed for out-of-pocket expenses incurred in attending regular and special meetings of the Board and Board Committees and any other business function of the Company at the request of the Chairman of the Board. Expenses will be reimbursed as submitted.**/

*/ For purposes of administering these provisions, a director will be considered to have attended any meeting for which he or she was present in person or by secure telephone conference call for substantially all of the meeting, as determined by the Corporate Secretary. Members of the Audit Committee who participate with management and/or the independent auditors to review such things as quarterly earnings releases and registration statements as required by law or listing standard will also receive the meeting fee. Directors who meet with a constituent or other third party on behalf of the Company and at the request of the Chief Executive Officer will also receive the meeting fee.

**/ Directors are reimbursed at the rate of $.37 per mile for use of their personal cars in connection with Company business. Directors using personal aircraft or aircraft of noncarrier will be reimbursed for such expenses at a rate equivalent to first-class air fare of scheduled carriers.